UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   August 16, 2013

DEYU AGRICULTURE CORP.

(Exact name of registrant as specified in Charter)

Nevada	333-160476	80-0329825
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Headquarters in China

Unit 1010, Block B, Huizhi Building

No. 9 Xueqing Road

Haidian District, Beijing, PRC

Zip Code: 100085

Office in the United States

Columbus Circle 5

1790 Broadway, 8th Floor

New York, New York 10019, USA

(Address, including zip code, of principal executive offices)

In China: 86-10-8273-2870

In the United States: (646) 499-5475

 (Issuer Telephone number)

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 16, 2013 (the “Effective Date”), the board of directors (the “Board”) of Deyu Agriculture Corp., a Nevada corporation (the “Company”), accepted the amicable resignations of Jianming Hao from his directorship and chairmanship positions on the Board and Longjiang Yuan from his directorship position on the Board. As of the Effective Date, the Board appointed Xinli Li to serve in the directorship position vacated by Longjiang Yuan until the next annual meeting of the Company or until his successor is duly elected, qualified and seated, and the Board appointed Hong Wang to serve as Chairman of the Board, effective immediately. In addition to serving as a member of the Board, Mr. Li was appointed to serve as a member of the Audit Committee, Nominating Committee and Compensation Committee of the Board. The Board does not intend to appoint a director to fill the vacancy created as a result of Jianming Hao’s resignation at this time.

Since September 2011, Mr. Li, age 48, has served as a researcher with the Culture Industry Research Institute at Shenzhen University. Prior to such position, Mr. Li served as the Head of the Department of Advertising and as Associate Professor, at Shenzhen University beginning in November 2004. Also, from June 1995 until October 2004, Mr. Li served as Lecturer in the Department of Advertising at Shenzhen University. Mr. Li earned his Bachelors of Science degree from Huazhong Normal University, and his Masters Degree in Tourism Economics from Nankai University.

Mr. Li has not had a direct or indirect material interest in any transaction described in Item 404(a) of Regulation S-K. Mr. Li will receive standard compensation and benefits offered to non-executive Board members, including, without limitation, reimbursement for expenses incurred in connection with attending Board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DEYU AGRICULTURE CORP.

Date: August 19, 2013	By:	/s/ Amy He
Amy He Chief Financial Officer